Exhibit 10.35

VITAL IMAGES, INC.

AND

TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of January 21, 2002 by and between Vital Images, Inc., a Minnesota corporation having its principal place of business at 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 USA (“Vital Images”) and Toshiba Corporation, Medical Systems Company, having its place of business at 1385, Shimoishigami, Otawara-Shi, Tochigi 324-8550, Japan (“Toshiba”).

Recitals

A.                                            Vital Images develops and licenses proprietary medical visualization software products (defined below as the “Products”) and desires to increase the marketing and distribution of the Products.

B.                                             Toshiba possesses the necessary expertise and marketing organization to promote, market, distribute and support the Products.

C.                                             Vital Images desires to appoint Toshiba, and Toshiba desires appointment, as a nonexclusive reseller of the Products.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:

ARTICLE 1:  DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases shall have the following meanings unless the context otherwise requires:

1.1                                 Confidential Information.  “Confidential Information” shall mean all information designated by a party as confidential and which is disclosed by Vital Images to Toshiba or its Dealer Associates, as hereinafter specified, is disclosed by Toshiba or its Dealer Associates to Vital Images, or is embodied in the Products, regardless of the form in which it is disclosed, relating to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, or, in the case of Vital Images, the algorithms, programs, user interfaces and organization of the Products.

1.2                                 First Level Maintenance.  “First Level Maintenance” shall mean electronic, telephone or in-person response to deal with any problem or software bug in the Product which is provided by Vital Images, Toshiba or the Dealer Associates, as hereinafter specified, to customers in the Territory who have installed the Products that are under Vital Images’ standard warranty or standard software maintenance program.  Such response shall attempt (i) to identify the nature and extent of the customer’s problem, (ii) if appropriate, to obtain a copy of magnetic media, hard copy printout or electronic file forwarded over the internet containing the problem or software bug to be forwarded promptly to Vital Images electronically or by facsimile, and (iii) to advise the customer in the application of any recommended solution or workaround to such problem or bug.

1.3                                 Government Approval.  “Government Approval” shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, foreign or domestic, necessary for use, marketing, sale or distribution of the Products in a regulatory jurisdiction, including without limitation the U.S. Food and Drug Administration (“FDA”).

1.4                                 Products.  “Products” shall mean only those computer software products in object code form as described in Exhibit A and any related user documentation as released from time to time by Vital Images, including any later authorized releases or versions of such software or documentation during the term of this Agreement.

1.5                                 Second Level Maintenance.  “Second Level Maintenance” shall mean electronic, telephone or in-person response provided by Vital Images to Toshiba or the Dealer Associates to deal with any problem or software bug in the Products that cannot be handled by Toshiba or the Dealer Associate alone under the First Level Maintenance for such customers in the Territory who have installed the Products that are under Vital Images’ standard warranty or standard software maintenance program.

1.6                                 Territory.  “Territory” shall mean the area described in Exhibit B.

1.7                                 Vitrea® 2.  “Vitrea® 2” shall mean 2-D and 3-D medical visualization software marketed by Vital Images under the name “Vitrea® 2.”

ARTICLE 2:  APPOINTMENT

2.1                                 Scope.  Vital Images hereby appoints Toshiba, and Toshiba hereby accepts such appointment, as Vital Images’ nonexclusive reseller of the Products during the term of this Agreement in the Territory, subject to all the terms and conditions of this Agreement.

2.2                                 Dealer Associates.  Effective with the signing of this Agreement, Toshiba hereby appoints and Vital Images consents to the appointment of, the Toshiba subsidiaries and distributors listed in Exhibit C as its agents to market and distribute the Products within the Territory (collectively “Dealer Associates”). Provided, however, Toshiba shall remain fully liable for the performance of such Dealer Associates and Toshiba hereby indemnifies and holds Vital Images harmless from all damages, losses, costs or expenses arising in any manner from any act or omission on the part of such Dealer Associates.  Toshiba shall furnish Vital Images with a copy of any such appointment agreement with any Dealer Associates.  Further, Toshiba hereby agrees to use its best efforts to integrate Toshiba Medical Systems Co., Ltd in Japan (“TMSJ”) as a Dealer Associate, and Toshiba and Vital Images hereby agree to amend any related provisions of this Agreement, including Exhibits B, C, E, F and G at such time that TMSJ becomes a Dealer Associate.

2.3                                 Use of Terms.  The terms “sale”, “purchase”, “distribution”, “resale”, “reseller” and “Dealer” are used herein for convenience only and refer to the sale of software licenses for the Products.  Toshiba hereby acknowledges Vital Images retains all right, title and interest in and to the copyrights and other intellectual property rights in the Products and that such Products are to be distributed to Toshiba’s and Dealer Associate’s customers in compliance with such acknowledgment.

ARTICLE 3:  GENERAL OBLIGATIONS OF TOSHIBA

3.1                                 Marketing.  Toshiba shall have the following obligations with respect to the marketing and distribution of the Products:

(a)                                  To use its commercially reasonable best efforts to further the promotion, marketing and distribution of the Products in the Territory;

(b)                                 Outside of the United States, to install only authorized versions of the Products as supplied by Vital Images for customers in the Territory;

(c)                                  To promptly respond to all inquiries or complaints from customers; outside of the United States, to provide all necessary and appropriate First Level Maintenance of the Products; and to cooperate with Vital Images in the provision of the Second Level Maintenance;

(d)                                 To provide Vital Images with appropriate details of all complaints and bugs found in the Products, whether such complaints or bugs were discovered by Toshiba, any of its Dealer Associates or customers thereof;

(e)                                  To reasonably investigate possible leads with respect to potential customers in the Territory who are referred to Toshiba by Vital Images;

(f)                                    To maintain an adequately trained and staffed sales and technical support group for the marketing, distribution, installation and support of the Products outside of the United States, and for the marketing and distribution of the Products in the United States;

(g)                                 To provide appropriate sales staff for training by Vital Images in the United States, and both sales and technical support staff for training by Vital Images outside of the United States, at mutually-agreeable locations;

(h)                                 To provide Vital Images with reports of its activities and other information regarding the Products in the Territory in such detail and with such frequency as is reasonably agreed between both parties;

(i)                                     To conduct its business in a professional manner, which will reflect positively upon Vital Images and its Products;

(j)                                     To provide Vital Images with customer registration information as is reasonably requested by Vital Images;

(k)                                  To abide by all applicable laws and regulations in the Territory, including, if applicable, the U.S. Export Administration Regulations; and

(l)                                     To apprise all customers of the terms of Section 2.3 of this Agreement regarding the ownership of intellectual property embodied in the Products.

3.2                                 Toshiba Demonstration License.  Upon written request of Toshiba and/or its Dealer Associates, Vital Images agrees to grant to Toshiba and/or its Dealer Associates up to fifteen (15) one-year royalty free software licenses, in total at any time, for the latest version of the Products solely for their own customer demonstration and promotional uses, subject to the Terms and Conditions for the Demonstration License attached hereto as Exhibit D.  From time to time during such one-year period, Vital Images agrees to provide Toshiba and/or its Dealer Associates with update or upgrade releases of the Product, free of charge.  During or after one (1) year free use of the Products, Toshiba and/or its Dealer Associates may or shall, respectively, purchase and pay for the Products to be purchased pursuant to this Article 3.2 in accordance with Article 6 below, except that the purchase price shall be 40% of the prices for the Products as set forth in the Product Price List, Exhibit E hereto.  The Terms and Conditions for the Demonstration License shall be superseded upon purchase of such Toshiba Demonstration Licenses and such Demonstration Licenses shall then be subject to the terms and conditions of this Agreement, including license and warranty.

3.3                                 Customer Demonstration License.  Toshiba and/or its Dealer Associates may purchase, under this Agreement, up to twenty (20) additional software licenses, in total, for the Products solely for use at mutually agreed-upon customer sites in the Territory for purposes of referrals and business development.  Toshiba and/or its Dealer Associates shall pay for such license in accordance with Article 6 below, except that the amount due Vital Images for such license shall be 40% of the prices for the Products as set forth in the Product Price List, Exhibit E hereto.

3.4                                 Promotional Materials.  Vital Images shall furnish Toshiba with a reasonable quantity of Vital Images data sheets, brochures and other marketing materials for the Products in the English language for use by Toshiba and its Dealer Associates.

(a)                                  Upon request of Toshiba or its Dealer Associates, Vital Images shall provide up to 4,000 copies to be used with Toshiba’s CT systems, and 1,000 copies to be used with Toshiba’s X-ray systems, of each of such promotional materials and any revision(s) thereof, at no charge.  If Toshiba requests any particular promotional material in excess of such applicable number of copies, then Toshiba may purchase the exceeding number of copies thereof from Vital Images.

(b)                                 In lieu of providing such promotional materials directly, Vital Images, at its discretion, may provide Toshiba with an electronic media copy of same with a nonexclusive, nontransferable right and license to use same, without modification of any kind, for the local reproduction of such materials solely for purposes of Toshiba’s performance under this Agreement.

(c)                                  If Toshiba or its Dealer Associates believes that non-English language versions of such promotional materials or non-English language advertising of the Products are necessary or desirable for effective marketing of the Products in the Territory, Toshiba shall arrange and pay for the preparation of such non-English language materials, which shall be subject to the prior review and written approval of Vital Images.  If Toshiba or its Dealer Associates believe that non-English language versions of user’s manual of the Products are necessary and upon request of Toshiba or its Dealer Associates, Vital Images shall provide such translated version to Toshiba or its Dealer Associates which made such request, at no charge.  In all cases, Vital Images shall be the sole and exclusive owner of the copyrights in any such materials, regardless of language.

3.5                                 Reverse Engineering.  Toshiba shall not reverse engineer, decompile or disassemble the Products and shall not knowingly allow any other person to do so.

3.6                                 Toshiba Expenses.  Toshiba and its Dealer Associates assume full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to all rents, salaries, commissions, advertising, demonstrations, travel and accommodations; provided, however, Vital Images will provide to Toshiba and its Dealer Associates at no charge training for one hundred (100) of Toshiba’s and the Dealer Associates’ sales and technical support staff, at Vital Images’ facilities or at any other mutually-agreeable location, in the function, application, installation and the First Level Maintenance of the Products and in the provision of assistance to Vital Images in the Second Level Maintenance, provided, however, Toshiba or the Dealer Associates shall pay the salaries and all transportation and living expenses for its staff.  In the event Toshiba or the Dealer Associate requests Vital Images to send a Vital Images representative to Toshiba’s or the Dealer Associate’s office for training, Toshiba or the Dealer Associates shall pay the transportation and living expenses of such Vital Images representative.

If Vital Images approves of any additional Dealer Associates appointed by Toshiba, Vital Images and Toshiba shall make good faith arrangements for provision of comparable materials, training, promotional materials (discussed in Article 3.4 above) and license(s) to the Products solely for demonstration purposes (discussed above in Article 3.2) to such Dealer Associate.

ARTICLE 4:  ORDERS FOR PRODUCTS

4.1                                 Purchase Orders.  Toshiba shall cause its Dealer Associates, and itself shall use its best efforts to submit purchase orders for the Products to Vital Images in writing (preferably by facsimile) at least fifteen (15) days prior to the requested delivery date, which orders shall include the following information:

(a)                                  An identification of the Products ordered (with release number);

(b)                                 Quantity of copies;

(c)                                  Requested delivery dates;

(d)                                 Shipping instructions and shipping address; and

(e)                                  If applicable, any relevant export control information or documentation to enable Toshiba and Vital Images to comply with applicable U.S. export control laws.

4.2                                 Acceptance of Orders.  All purchase orders from Toshiba and the Dealer Associate are subject to acceptance in writing by Vital Images, which acceptance shall not be unreasonably withheld and shall be delivered by reply facsimile or by e-mail.  Failure to respond to each purchase order by Vital Images within  five (5) business days from receipt of such purchase order shall be deemed acceptance of such purchase order by Vital Images.

4.3                                 Delivery Terms.  All deliveries of the Products shall be from Vital Images’ facilities unless otherwise agreed in writing between the parties.  Vital Images shall bear shipping charges for the shipment of any Products to its destination specified in the purchase order.  All risk of damage to or loss or delay of the Products shall pass to Toshiba or the Dealer Associate upon their delivery to a common carrier.

4.4                                 Modification of Orders.  No accepted purchase order may be modified or canceled later than thirty (30) days before the scheduled delivery date, except upon the written agreement of both parties, provided, however, any price decrease for the Products shall be implemented upon the effective date of such decrease and, provided further, Vital Images may, at no additional cost to Toshiba and the Dealer Associate, ship its latest authorized version or release of a Product in response to any accepted purchase order.  Toshiba’s and the Dealer Associate’s purchase orders or mutually-agreed change orders shall be subject to all provisions of this Agreement, whether or not the purchase order or change order so states, and any terms and conditions of such purchase order or change order which conflict with the terms and conditions of this Agreement shall be deemed excluded and of no legal effect as between the parties.

4.5                                 Purchase Commitment.  Vital Images shall ship to Toshiba and/or its Dealer Associates during the Term of this Agreement such Products as are identified in and in accordance with the purchase orders submitted by Toshiba and/or its Dealer Associates.  Notwithstanding the foregoing, in the event Vital Images has not received purchase orders containing such minimum amount of Vitrea® 2 software as is specified in Exhibit F attached hereto and incorporated herein (the “Commitment”) within fifteen (15) days prior to the end of the applicable calendar quarter, Vital Images shall ship to Toshiba America Medical Systems, Inc. (“TAMS”) for the U.S. Commitment, or Toshiba Medical Systems Europe, B.V. (“TMSE”) for the non-U.S. Commitment, depending on which Commitment was not satisfied subject to the terms in the following paragraph, within three (3) days prior to the end of such calendar quarter an amount of units of the Vitrea® 2 software necessary for Toshiba to meet the requirements of the Commitment and Toshiba shall cause TAMS and/or TMSE, whichever received such Vitrea® 2 software, to pay for same pursuant to the payment terms specified in Article 6.

Quarterly  Vitrea® 2 software purchases above the minimums set forth in the Commitment may be applied to reduce or  satisfy the next two (2) quarterly purchase commitments, and Toshiba may portion out such excess purchase amount within such next two (2) quarterly purchase commitments in any manner it deems appropriate.  Furthermore, for every two (2)  Vitrea® 2 software purchase orders received from Toshiba or a non-U.S. Dealer Associate (excluding TMSJ) above the applicable quarterly Commitment,  the quarterly TAMS Commitment shall be reduced by one (1) Vitrea® 2 software unit.  Similarly, for every one (1)  Vitrea® 2 software purchase order received from TAMS above the applicable quarterly Commitment, the quarterly non-U.S. (excluding TMSJ) Commitment shall be reduced by two (2) Vitrea® 2 software units.

Any purchases made by Toshiba and/or its Dealer Associates pursuant to Sections 3.2 and 3.3 of this Agreement shall not be credited against the Commitment.

In the event Vital Images sells a Vitrea® 2 software license directly to a customer and not through Toshiba or the Dealer Associate, Toshiba or Dealer Associate shall receive credit for such sale in the event Toshiba or Dealer Associate introduced Vitrea® 2 to such customer during the marketing of Toshiba or Dealer Associate’s products to such customer.  Toshiba or Dealer Associate shall receive credit for introducing Vitrea® 2  to a customer upon proof that:

(a)                                  Vital Images (or Vital Images’ dealer associate) and Toshiba or the Dealer Associate made a joint visit to the customer to demonstrate Vitrea® 2;

(b)                                 A quote was provided to the customer including components of Vitrea® 2 and Toshiba or Dealer Associate’s products; and

(c)                                  Such customer has not been previously called upon by Vital Images (or Vital Images’ dealer associate) within sixty (60) days prior to Toshiba or Dealer Associate’s quote.

4.6                                 Product Changes. Vital Images may do any of the following upon sixty (60) days’ prior written notice to Toshiba:

(a)                                  Alter the specifications for any Product or any new release thereof;

(b)                                 Except as set forth below, discontinue the production of any Product;

(c)                                  Discontinue the development of any new release of a Product, whether or not such new release has been announced publicly; or

(d)                                 Commence the development and distribution of new software products having features, which may make any Product wholly or partially obsolete, whether or not Toshiba is granted any distribution rights in respect of such new products.

Notwithstanding the foregoing, Vital Images must have available for Toshiba, a successor software of Vitrea® 2, and give at least six (6) months’ prior written notice to Toshiba before discontinuing the production of Vitrea® 2. Toshiba’s minimum purchase commitments will end in the event Vital Images discontinues the production of Vitrea® 2.

4.7                                 Installation of Products.  Unless otherwise agreed in writing by Vital Images, all deliveries of the Products shall be directly to Toshiba or the Dealer Associates, and outside of the United States Toshiba and the Dealer Associates shall then have the sole responsibility for the installation and integration of such Products into a customer’s computer system in the Territory in accordance with the standards and specifications established by Vital Images from time to time and provided to Toshiba and the Dealer Associates hereunder.

4.8                                    Distribution Report.  Name, address, telephone and facsimile numbers of customers who purchased the Product in each calendar quarter shall be provided to Vital Images within thirty (30) days after the end of such quarter.

ARTICLE 5:  SOFTWARE MAINTENANCE SERVICES

5.1                                 Software Maintenance Agreements.  For each customer purchasing a license for the Products in the Territory, Toshiba and/or the Dealer Associates shall use its reasonable best efforts to persuade such customer to purchase annual software maintenance services under a software maintenance program.  Such software maintenance services shall include updates and upgrades  to the Vitrea® 2 and other applicable Products that have been purchased by the customer, free of charge to the customer.  It is agreed between the parties that newly released options to Vitrea® 2, except for those listed in Exhibit E and purchased by the customer, shall be excluded from such updates and upgrades, unless explicitly agreed between the parties.  Provided, however, even after the Warranty Period (hereinafter defined in Section 8.1(a)), upon written request from Toshiba or its Dealer Associates, for up to six (6) months after the expiration date of the Warranty Period, Vital Images shall continue, without charge, to support and shall upgrade or update such Product to its latest version available within the Warranty Period, with downward compatibility.  Further, for non-U.S. sales, after the expiration of such six-month post warranty grace period, Toshiba and/or its Dealer Associates may purchase the latest version of the Vitrea® 2 for their customers at a price of $          , per each release.  Notwithstanding the foregoing, if the Product has not been updated for no more than two (2) years after expiration of the Warranty Period, such Product may be upgraded or updated to its latest version for $          .

5.2                                 First Level Maintenance Service.  In accordance with its technical ability, and based upon its prior experience and its training by Vital Images, Toshiba and/or the Dealer Associates shall use its reasonable best efforts to provide the First Level Maintenance to customers outside of the United States.  Vital Images shall provide First Level Maintenance to customers in the United States.

5.3                                 Second Level Maintenance Service.  In accordance with its technical ability and based upon its prior experience and its training by Vital Images, Toshiba and/or the Dealer Associates shall use its reasonable best efforts to assist Vital Images in providing the Second Level Maintenance to Toshiba and/or Dealer Associates for the benefit of customers in the Territory excluding the United States.

5.4                                 Customer Contact.  Except as set forth in Section 5.2, Toshiba and/or the Dealers Associates shall have the primary responsibility for direct contact with customers in the Territory in regard to the function, application, installation or maintenance of the Products under the First Level Maintenance and the Second Level Maintenance.

ARTICLE 6:  PRICES AND PAYMENTS

6.1                                 Prices.  Toshiba and the Dealer Associates shall pay Vital Images in accordance with the prices for the Products or for maintenance support services as specified in the Product Price List, Exhibit E hereto.  All Product Price List prices are for shipment from Vital Images’ facilities to its destination.  Any special packing or handling shall be at the sole expense of Toshiba.

6.2                                 Payment Terms.  For each order of the Products or annual maintenance support services, Toshiba and/or its Dealer Associates, who ordered such Products or annual maintenance support service, shall pay in accordance with the Product Price List in U.S.  Dollars within forty-five (45) days of the date of shipment, provided that the ordered item is delivered to the purchaser specified in the purchase order prior to the payment due date.

6.3                                 Overdue Payments.  If and for so long as any payment from Toshiba to Vital Images under this Agreement shall be overdue:

(a)                                  Interest at twelve percent (12%) per annum or the highest rate permitted under applicable law, whichever is lower, shall automatically become due on all balances outstanding; and

(b)                                 Vital Images reserves the right to withhold or suspend shipment of the Products to Toshiba and/or the Dealer Associate if there is an unsettled outstanding balance owed by Toshiba or the Dealer Associate to Vital Images.

ARTICLE 7:  APPROVALS; ADVERSE REACTIONS; PRODUCT RECALLS

7.1                                 Government Approval.  Vital Images shall make diligent efforts to prepare and file all applications required to obtain all necessary Government Approval for each country in the Territory specified in Exhibit G hereto, the Principal Countries, where such Government Approval has not already been obtained.  For all other countries in the Territory, if any, Vital Images shall diligently prepare and file all applications required to obtain all necessary Government Approval for each such country as Vital Images, in its sole discretion, deems necessary.  Vital Images shall keep Toshiba apprised of its progress with respect to any such applications.  Toshiba shall furnish Vital Images with such assistance and cooperation as may be reasonably requested in connection with the securing of such Government Approval.

7.2                                 Compliance.  Vital Images  shall  comply with all applicable regulatory requirements.  However, Toshiba shall provide all information within its possession  to Vital Images necessary for Vital Images to comply with its medical device reporting requirements to the FDA or any other comparable regulatory body elsewhere in the world.  Vital Images shall comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the promotion, marketing and sale of the Products in each country in the Territory.  Toshiba shall submit all advertising claims to Vital Images for written approval prior to their first use by any party, such consent not to be unreasonably withheld.

7.3                                 Adverse Event Reporting.  Toshiba shall advise Vital Images, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event (which is defined as personal injury or death) from the use of any Product or malfunction of any Product.  Unless otherwise required by applicable local laws, Toshiba shall advise Vital Images of any such adverse event prior to any report or filing being made by Toshiba with the FDA or any other comparable regulatory body elsewhere in the world.

7.4                                 Corrective Action.

(a)          Notice of Corrective Action.  If Vital Images believes that a corrective action with respect to the Products is desirable or required by law, or if any governmental agency having jurisdiction (including, without limitation, the FDA) shall request or order any corrective action with respect to the Products, including any recall, customer notice, restriction, change, corrective action or market action or any Product change, Vital Images shall promptly notify Toshiba and the Dealer Associates.  Any and all corrective actions shall be conducted at the expense of Vital Images, except costs associated with notifying customers of such corrective action.  Toshiba and/or the Dealer Associates shall maintain complete and accurate records, for such periods as may be required by applicable law, of all Products they sold.  The parties shall cooperate fully with each other in effecting any corrective action with respect to the Products pursuant to this

Section 7.4, including communication with any customers and Toshiba shall cause its Dealer Associates, and itself shall comply with all reasonable directions of Vital Images’ regarding such corrective action.  This Section 7.4 shall not limit the obligations of either party under law regarding any corrective action with respect to the Products required by law or properly mandated by governmental authority.

(b)         Refund.  If any Products are required to be returned to Vital Images pursuant to this Article 7.4 and no replacement is provided therefor by Vital Images, Vital Images shall refund to Toshiba’s or the Dealer Associate’s customers any unearned license fees paid to Toshiba or the Dealers Associates (the amount of the license fee each such customer paid for the products, less a reasonable value for use determined by prorating the license fee paid on a thirty-six (36) month straight-line amortization method). Vital Images shall indemnify Toshiba or the Dealer Associate from any actions made by Toshiba or the Dealer Associate’s customers claiming reimbursement of license fees, whether or not in excess of the amount specified in this paragraph.

ARTICLE 8:  WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION

8.1                                 Product Warranties to Customers.  Vital Images hereby authorizes Toshiba and the Dealer Associates to pass through to its customers Vital Images’ standard software warranties as set forth below.

(a)                                  Limited Warranty.  Vital  Images warrants to Toshiba and the Dealer Associates for twelve (12) months from installation or sixteen (16) months from the delivery date, whichever expires first (the “Warranty Period”), that the Products, when properly installed and operated, will substantially perform the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products, and that such Product shall be upgraded or updated to its latest version with the assurance of downward compatibility.  Vital Images shall have no obligation under this provision if (a) the Products have not been properly installed, used or maintained, whether in accordance with Vital Images’ then-applicable operating manuals; or (b) the Products have been modified in any manner or are used or combined with other computer software programs, hardware or data not supplied by Vital Images and without the prior written consent of Vital Images; or (c) the Products have been distributed to a customer with any warranties or representations, oral or written, made by Toshiba or any third party beyond those expressly set forth herein.

(b)                                 Exclusive Remedy.  Vital Images’ entire liability for any warranty claim made by Toshiba or the Dealer Associates under Section 8.1(a) above during the Warranty Period, and Toshiba’s and its Dealer Associates’ exclusive remedy for any such claim, shall be for Vital Images, at its option, to either (i) replace any defective media which prevents the Products from satisfying the limited warranty described in Section 8.1(a); (ii) attempt to correct any material and reproducible errors reported by Toshiba or the Dealer Associate; or (iii) terminate this  Agreement and refund the fees paid by the customers of Toshiba and the Dealer Associates for the Products.  Vital Images does not warrant that the operation of the Products will be uninterrupted or error-free, that all errors in the Products will be corrected, that the Products will satisfy customer’s requirements or that the Products will operate in the combinations which such customer may select for use.

(c)                                  Warranty Extension.  Replacement or correction of all or any part of the Products does not extend the Warranty Period, which shall begin on the delivery date.  Vital Images and its third party licensors expressly disclaim any commitment to provide maintenance or support of the Products beyond the Warranty Period, in the absence of entering into a separate software maintenance arrangement with Vital Images and except to the extent stated in Section 5.1 for the 6-month post warranty grace period.  Furthermore, the Products are derived from and include software from third party licensors, who make no warranty, express or implied, regarding the Products, who disclaim any and all liability for the Products and who will not undertake to provide any information or support regarding the Products.

(d)                                 Maintenance Obligations.  As part of its First Level Maintenance obligations, Toshiba shall and it shall cause its Dealer Associates to promptly inform Vital Images of any claims made by their customers in the Territory under such software warranties.  All such warranty claims shall be made promptly in writing and shall state the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Products concerned, if any.  Further, all such warranty claims must be received by Vital Images no later than fifteen (15) days after the expiration of the Warranty Period for such customer.

8.2                                 Warranty to Toshiba.  Vital Images hereby represents and warrants to Toshiba:

(a)                                  Vital Images owns or has the lawful right from others to grant the rights to market and distribute the Products as set forth in this Agreement;

(b)                                 Vital Images has entered into an agreement with PointDx, Inc. and has procured any necessary license from PointDx, Inc. to fulfill its obligations under this Agreement.  Vital Images has no knowledge of any claim of infringement by the Products of any third party intellectual property rights, such as patents, copyrights, trade secrets or trademarks; and

(c)                                  Vital Images has taken all appropriate corporate action to authorize execution and performance of this Agreement.

8.3                                 Limited Warranty.  THE WARRANTIES SET FORTH IN ARTICLES 8.1 AND 8.2 ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VITAL IMAGES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.4                 Indemnification of Toshiba.  Vital Images hereby agrees to indemnify, defend and hold Toshiba harmless from any third party suit, claim or other legal action (“Legal Action”) (i) that alleges any injuries or death and damages to property solely by use of the Products, but only to the extent caused or contributed to by Vital Images, and/or (ii) that alleges the Products, or any of them, infringe any patent, copyright, or trade secret, including any reasonable costs or legal fees thereby incurred by Toshiba and/or the Dealer Associates.  Vital Images shall be given written notice of any Legal Action within thirty (30) days of Toshiba’s first knowledge thereof, provided, that, the failure of Toshiba to notify Vital Images of any such matter within the thirty (30) day period shall not release Vital Images, in whole or in part, from its obligations under this Section 8.4, except to the extent Toshiba’s failure to so notify Vital Images materially prejudices Vital Images’ ability to defend against such Legal Action.  Vital Images shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel.  Toshiba may not settle or compromise any Legal Action without the written consent of Vital Images.  If a Product is found to infringe any such third party intellectual property right in such a Legal Action, at Vital Images’ sole discretion and expense, Vital Images may (i) obtain a license from such third party for the benefit of Toshiba and its customers; or (ii) replace or modify the Product so that it is no longer infringing; or (iii) if neither of the foregoing is commercially feasible, terminate this Agreement and refund to Toshiba or the Dealer Associate all amounts previously paid by Toshiba or the Dealer Associate for the Software and the Products, if applicable law requires such refund.

8.5                                 Indemnification of Vital Images.  Toshiba hereby agrees to indemnify, defend and hold Vital Images harmless from any and all claims, demands, losses and liabilities, including any reasonable costs or legal fees thereby incurred by Vital Images, resulting from Toshiba’s acts or omissions, including, without limitation, misrepresentations regarding the Products, any violation of applicable laws or regulations relating to the marketing and distribution of the Products, any breach of any covenant or term in this Agreement, any failure by Toshiba to provide the required support or training to end users or to properly install the Products; and any misappropriation by a Toshiba or the Dealer Associate customer of any Vital Images intellectual property.

ARTICLE 9:  LIMITATION OF REMEDIES

9.1                                 Delay.  The delivery date for each order placed by Toshiba or the Dealer Associate will be indicated on Toshiba or the Dealer Associate’s purchase order.  If Vital Images fails to deliver the Products within sixty (60) days of the deadline(s) indicated in such purchase orders, Toshiba or the Dealer Associate shall have the right to cancel such order and purchase equivalent products from an alternative source.  Vital Images shall pay Toshiba or the Dealer Associate for the difference between the price of the alternative product and the price for the Products under the cancelled purchase order(s), not later than twenty (20) days following receipt of Toshiba or the Dealer Associate’s invoice

9.2                                 Sole Remedies.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIESAND THE SOLE REMEDIES FOR VITAL IMAGES’ LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE OR PRODUCTS LIABILITY) WITH RESPECT TO THE PRODUCTS AND THEIR USE, THE SERVICES COVERED BY THIS AGREEMENT, AND ALL OTHER PERFORMANCE BY VITAL IMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS AGREEMENT.

9.3                                 Consequential Damages.  VITAL IMAGES AND TOSHIBA OR THE DEALER ASSOCIATE SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF VITAL IMAGES OR TOSHIBA OR THE DEALER ASSOCIATE SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY TOSHIBA OR THE DEALER ASSOCIATE OR VITAL IMAGES.  IN NO EVENT SHALL VITAL IMAGES BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY TOSHIBA OR DEALER ASSOCIATE TO VITAL IMAGES UNDER THIS AGREEMENT, EXCEPT FOR ACTIONS FOR PERSONAL INJURY OR DEATH, PROPERTY DAMAGE, INTELLECTUAL PROPERTY INFRINGEMENT, ACTIONS ARISING UNDER FDA OR APPLICABLE LOCAL REGULATIONS IN THE TERRITORY, OR AS OTHERWISE PROVIDED UNDER THIS AGREEMENT OR BY LAW.

ARTICLE 10:  CONFIDENTIALITY

10.1                           Confidential Information; Term.  All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder.  Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party’s performance hereunder.  The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.  The foregoing duty shall apply to any Confidential Information for a period of five (5) years from the date of its disclosure.

10.2                           Exclusions.  The following shall not be considered Confidential Information for purposes of this Article 10:

(a)                                  Information which is or becomes in the public domain through no fault or act of the receiving party;

(b)                                 Information which was independently developed by the receiving party without the use of or reliance on the disclosing party’s Confidential Information;

(c)                                  Information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or

(d)                                 Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

ARTICLE 11:  TRADEMARKS

11.1                           Use of Trademarks.  Vital Images hereby grants to Toshiba and the Dealer Associates, and Toshiba and the Dealer Associates hereby accepts from Vital Images, a nonexclusive, nontransferable and royalty-free license to use the Vital Images trademarks specified in the List of Trademarks, Exhibit H hereto, as such list may be modified from time to time, solely in connection with the distribution, promotion, advertising and maintenance of the Products.  Toshiba shall cause its Dealer Associates, and itself shall not use any other marks or trade names in connection with the marketing and distribution of the Products.  All such Vital Images trademarks shall be used by Toshiba and/or the Dealer Associates in accordance with Vital Images’ standards, specifications and instructions, but in no event beyond the term of this Agreement.  Vital Images may inspect and monitor the activities of Toshiba and/or the Dealer Associates to ensure that such use of the Vital Images trademarks is in accordance with such standards, specifications and instructions.  Toshiba and the Dealer Associates are not granted any right, title or interest in such trademarks other than the foregoing limited license, and Toshiba shall cause its Dealer Associates, and itself shall not use any Vital Image trademarks as part of Toshiba’s or the Dealer Associate’s corporate or trade name or permit any third party to do so.

11.2                           Registration.  Vital Images shall use its best efforts to register the Vital Images trademarks specified in the List of Trademarks, Exhibit H hereto, as such list may be modified during the term of this Agreement, within the Territory when and if Vital Images determines, in its sole discretion, that registration is necessary or useful to the successful distribution of the Products.  Vital Images shall be the sole party to initiate any such registration and shall bear all the expenses thereof.

11.3                           Markings.  Toshibas shall cause its Dealer Associates, and itself shall not remove or alter any Vital Images trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products, documentation, containers or packages.

11.4                           Infringement.  Toshiba shall cause its Dealer Associates, and itself shall promptly notify Vital Images in writing of any unauthorized use of Vital Images’ trademarks or similar marks which may constitute an infringement or passing off of Vital Images’ trademarks.  Vital Images reserves the right in its sole discretion to institute any proceedings against such third party infringers, and Toshiba shall refrain from doing so.  Toshiba shall cooperate fully with Vital Images in any legal action taken by Vital Images against such third parties, provided that Vital Images shall pay all expenses of such action.  All damages, which may be awarded or agreed upon in settlement of any legal action, shall accrue to Vital Images.

11.5                           Termination of Use.  Toshiba shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of Vital Images’ trademarks.  Upon termination of this Agreement, Toshiba shall immediately cease any use of the Vital Images trademarks in any manner.  In addition, Toshiba hereby empowers Vital Images and shall assist Vital Images, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Toshiba to use Vital Images trademarks in the Territory.

ARTICLE 12:  TAXES AND DUTIES

12.1                           Taxes in the Territory.  Toshiba and/or its Dealer Associates shall be responsible for and shall pay all taxes (except Vital Images’ income taxes), duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed by any governmental authority or agency that are based on (a) the payment of any amount by Toshiba or the Dealer Associates to Vital Images pursuant to this Agreement for the Products or the use thereof, or (b) the import of the Products into the Territory if such transaction is international in nature.

12.2                           Net Payments.  All payments to be made by Toshiba and its Dealer Associates to Vital Images pursuant to this Agreement represent net amounts Vital Images is entitled to receive and shall not be subject to any deductions for any reason whatsoever except as allowed in this Agreement or by law.  In the event any of said charges become subject to withholding taxes, duties, import deposits, assessments or other governmental charges, however designated, except Vital Images’ income taxes, said payments from Toshiba or its Dealer Associates shall be increased to such an extent as to allow Vital Images to receive the net amounts due under this Agreement.

ARTICLE 13:  IMPORT AND EXPORT OF PRODUCTS

13.1                           Import Documentation.  If applicable, Toshiba shall be responsible for obtaining all licenses and permits required to import the Products into the Territory in accordance with applicable laws or regulations in the Territory.

13.2                           Export Regulations.  If applicable, Toshiba shall supply Vital Images on a timely basis with all necessary information and documentation requested by Vital Images for export of the Products in accordance with U.S. export control laws or regulations.  Vital Images shall be responsible for compliance with all applicable U.S. Export Administration Regulations for all Products shipped by it to Toshiba or the Dealer Associates.  If applicable, Toshiba hereby assures Vital Images that:

(a)                                  Toshiba shall cause its Dealer Associates, and itself shall not re-export, directly or indirectly, the Products or the direct product of the Products to any destination forbidden under the then-applicable U.S. Export Administration Regulations;

(b)                                 Toshiba’s commitment in paragraph (a) above shall apply in all cases unless the U.S. Export Administration Regulations expressly permit such re-export or the U.S. Commerce Department’s Office of Export Licensing has granted such authorization in writing; and

(c)                                  Toshiba’s commitment in paragraph (a) above shall survive termination of this Agreement.

ARTICLE 14:  TERM AND TERMINATION

14.1                           Term.  This Agreement shall take effect retroactively as of September 1, 2001 and shall have an initial term through September 30, 2002 (the “Term”).  At the end of the Term, this Agreement shall automatically terminate unless prior to the date of termination, this Agreement is extended pursuant to the mutual written agreement of Toshiba and Vital Images.

14.2                           Termination.  Notwithstanding the provisions of Section 14.1 above, this Agreement may be terminated earlier by either party upon written notice to the other party:

(a)                                  If the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business voluntarily;

(b)                                 If the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party;

(c)                                  If an event of Force Majeure continues for more than six (6) months.

(d)                                 If Vital Images so elects due to a Legal Action, as specified in Article 8.4 above; or

(e)                                  Upon mutual agreement by both parties.

14.3                           Rights and Obligations on Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)                                  Neither party shall be released from the obligation to make payment of all amounts then or thereafter due and payable;

(b)                                 The rights of any customer of Toshiba or the Dealer Associates who holds a valid license for the Products prior to the effective date of such termination shall not be affected;

(c)                                  Toshiba’s indemnification obligation under Article 2.2, and the parties’ obligations under Articles 7, 8, 9, 10, 11, 12, 13, 16 and 17 shall survive any termination of this Agreement;

(d)                                 Unless the parties otherwise agree in writing, Toshiba shall cause its Dealer Associates and itself shall return all copies of the Products and any other items of Confidential Information to Vital Images and, if applicable, shall erase all copies of the Products from its computer systems and shall certify in writing to Vital Images that it has done so; and

(e)                                  Unless the parties otherwise agree in writing, Vital Images shall return all Confidential Information of Toshiba or the Dealer Associate and any copy thereof to Toshiba or the Dealer Associate.

14.4                           No Compensation.  In the event of any termination of this Agreement under Section 14.2, subject to Section 14.3(a), neither party shall owe any compensation to the other party for lost profits, lost opportunities, goodwill or any other loss or damage as a result of or arising from such termination.

ARTICLE 15:  FORCE MAJEURE

15.1                           Definition.  “Force Majeure” shall mean any event or condition beyond the reasonable control of either party which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure:  acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or any refusal or failure of any governmental authority to grant any export license legally required.

15.2                           Notice.  Upon written notice to the other party, a party affected by an event of Force Majeure shall be suspended without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder.  Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences.  The party claiming Force Majeure shall also promptly notify the other party of the termination of such event.

15.3                           Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

ARTICLE 16:  ARBITRATION

16.1                           Dispute Resolution.  Except as provided in Section 16.2 below, Vital Images and Toshiba shall each use its best efforts to resolve any dispute between them promptly and amicably and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  Except as provided in Section 16.2 below, no further action may be taken under this Article 16 unless and until executive officers of Vital Images and Toshiba have met in good faith to discuss and settle such dispute.  The foregoing requirement in this Article 16.1 shall be without prejudice to either party’s right, if applicable, to terminate this Agreement under Article 14.2 above.

16.2                           Litigation Rights Reserved.  If any dispute arises with regard to the unauthorized use or infringement of the Confidential Information by any party hereto, the party whose Confidential Information is being infringed may seek any available remedy at law or in equity from a court of competent jurisdiction.

16.3                           Procedure for Arbitration.  Except as provided in Section 16.2 above, any dispute, claim or controversy arising out of or in connection with this Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules or, if Toshiba’s principal place of business is outside the United States, the International Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration initiated by Vital Images shall be conducted in Orange County, California, U.S.A., and any such arbitration initiated by Toshiba or Dealer Associate shall be conducted in Minneapolis, Minnesota, U.S.A., any such arbitration to be conducted in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)                               Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)                                 Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)                                  The arbitrators may not award or assess punitive damages against either party.

(d)                                 Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

ARTICLE 17:  MISCELLANEOUS

17.1                           Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purposes whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  Each party is acting as an independent contractor.

17.2                           Assignment.  Toshiba shall not assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of Vital Images, which consent will not be unreasonably withheld.  This Agreement shall be binding upon, inure to the benefit of and be assignable by Vital Images to the successors and assigns of the business interest of Vital Images including, without limitation, any successor to or assignees of the assets or stock of Vital Images as a result of any sale, merger or any other corporate reorganization or transaction.  Any prohibited assignment shall be null and void.

17.3                           Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties as first written above or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

17.4                           Entire Agreement.  This Agreement, including the Exhibits hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, discussions, and previous distribution or value added reseller agreements heretofore between the parties.  Toshiba hereby acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.  Specifically, that certain Vital Image, Inc. and Toshiba America Medical Systems, Inc. Reseller Agreement dated September 11, 2000 (effective July 1, 2000) is hereby superseded in whole by this Agreement.

17.5                           Amendment.  This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

17.6                           Publicity.  This Agreement is confidential, and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements.  In such event, the publishing party shall furnish a copy of such disclosure to the other party.

17.7                           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the state within which the action is filed as specified in Section 16.3 above, excluding its choice of law rules.

17.8                           Severability.  If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

17.9                           Counterparts.  This Agreement may be executed in two or more counterparts in the English language and each such counterpart shall be deemed an original hereof.  In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

17.10                     Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives below.

VITAL IMAGES, INC.		Toshiba Medical Systems

By	/s/ Albert Emola	By	/s/ Kenichi Komatsu

Name	Albert Emola	Name	Kenichi Komatsu

Title	President & CEO	Title	Chief Technology Executive

LIST OF EXHIBITS

A             Products

B             Territory

C             List of Dealer Associates

D             Terms and Conditions for the Demonstration License

E              Product Price List

F              Product Commitments

G             Principal Countries

H             List of Vital Images Trademarks

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT A

PRODUCTS

Vitrea ® 2

VScore™

VScore with EKG Gate™

VScore with AutoGate™

3D Angiography Option

CT Colonography Option

Automated Vessel Measurements Option

CT Perfusion Option

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT B

TERRITORY

Worldwide, except for Japan and those countries barred by the

Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT C

LIST OF DEALER ASSOCIATES

Company Name	MAIN COUNTRY	Address

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT D

TERMS AND CONDITIONS FOR THE DEMONSTRATION LICENSE

ARTICLE 1:  LICENSE GRANT AND USE FOR DEMONSTRATION LICENSE

1.1                                 License Grant.  Subject to the terms of this Exhibit D, Vital Images hereby grants to Toshiba and its Dealer Associates (“Licensees”) a nonexclusive, non-transferable, royalty free license (“Demonstration License”) to use the Products limited solely to promotion, demonstration, evaluation and testing.  Except as provided herein, Licensees hereby agree that the Products under this License shall not be used for any business activities of the Licensees without the prior written consent of Vital Images, such consent to be at the sole discretion of Vital Images.

1.2                                 Restrictions on Use.  Licensees agree not to engage in, cause or permit the reverse engineering, disassembly, recompilation, modification or any similar manipulation of the Products, nor may Licensees loan, lease, distribute, assign or otherwise transfer the Products or copies thereof, in whole or in part, to any third party.

1.3                                 Copying.  Licensees shall not copy the Products, except that each Licensee may make and maintain one (1) copy of the Products for back-up and archival purposes, provided such copy includes all Vital Images copyright, proprietary rights and other notices included on or in the Products.

1.4                                 Ownership.  All right, title and interest in the Products shall at all times remain the property of Vital Images and its licensors, subject to the Demonstration Licenses granted to Licensees under this Exhibit D.  Licensees understand and agree that it takes title only to the media on which the Products are provided to it, but that the Products shall remain the property of, and proprietary to, Vital Images.

ARTICLE 2:  TERM AND TERMINATION

2.1                                 Term.  The term of each Demonstration License shall be one (1) year from delivery thereof.

2.2                                 Termination.  Each Licensee may terminate the Demonstration License at any time by giving written notice to Vital Images.

2.3                                 Termination of a Demonstration License.  Upon any termination of a Demonstration License, Licensee shall

(a) immediately cease all use of the Products licensed pursuant to such Demonstration License, and (b) certify in writing to Vital Images within thirty (30) days after such termination that Licensee has either destroyed, permanently erased or returned to Vital Images the Products and all copies thereof licensed pursuant to such Demonstration License.

2.4                                 Effect of Termination of Demonstration License.  Upon termination of the Demonstration License,  such License to the Products granted under this Exhibit D shall immediately terminate.  Articles 1.4, 3, 4 and 5 of this Exhibit D shall survive such termination of the Demonstration License, if the Product(s) licensed pursuant to such Demonstration License is not purchased. Otherwise, as provided in Section 3.2 of the main body of that certain Marketing and Distribution Agreement between Toshiba Corporation and Vital Images, Inc. dated January      , 2002 (the “Agreement’), the terms and conditions under this Exhibit D shall be superseded upon purchase of the Products and shall be totally subject to the terms and conditions provided in the main body of the Agreement.

ARTICLE 3:  WARRANTIES; INDEMNIFICATION

3.1                                 No Warranty.  Vital Images makes no warranty to Licensees that the Products licensed under the Demonstration License, even when properly installed and operated, will substantially perform the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products.  All Products licensed under the Demonstration License are provided to Licensees “AS IS.” Provided however, during the term of each Demonstration License, Vital Images shall provide Licensees with any update or upgrade releases to the Vitrea® 2 or other applicable Products licensed thereunder, as soon as they become available.  It is agreed between the parties that newly released options to Vitrea® 2, except for those listed in Exhibit E to the Agreement and licensed under the applicable Demonstration License, shall be excluded from such updates and upgrades unless explicitly agreed between the parties.

3.2                                 Exclusive Remedy.  Vital Images’ entire liability, and Licensees’ exclusive remedy, for any claim made by Licensees under Article 3.1 above shall be for Licensee to terminate the Demonstration License for such Product.  Vital Images does not warrant that the operation of the Products will be uninterrupted or error-free, that all errors in the Products will be corrected, that the Products will satisfy Licensee’s requirements or that the Products will operate in the combinations which Licensees may select for use.

3.3                                 Warranty Disclaimer.  THE WARRANTY SET FORTH IN ARTICLE 3.1 ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VITAL IMAGES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR USE, AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF VITAL IMAGES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS.  Furthermore, the Products are derived from and include software from third party licensors, who make no warranty, express or implied, regarding the Products, who disclaim any and all liability for the Products and who will not undertake to provide any information or support regarding the Products.

3.4                                 Infringement Indemnity.  Vital Images hereby agrees to indemnify, defend and hold Licensees harmless from any third party suit, claim or other legal action (“Legal Action”) that alleges the Products infringes any patent, copyright, or trade secret, including any award of damages and costs made against Licensees by a final judgment of a court of last resort based upon a Legal Action, provided that:  (a) Licensees give written notice of any Legal Action to Vital Images within fifteen (15) days of Licensee’s first knowledge thereof, provided that, the failure of Licensee to notify Vital Images of any such matter within the fifteen (15) day period shall not release Vital Images, in whole or in part, from its obligations under this Article 3.4, except to the extent such Licensee’s failure to so notify Vital Images materially prejudices Vital Images’ ability to defend against such Legal Action; (b) Vital Images has sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and all related settlement negotiations; and (c) Licensees provide Vital Images (at Vital Images’ expense for reasonable out-of-pocket expenses) with assistance, information and authority to perform the above.

Notwithstanding the foregoing, Vital Images and its licensors shall have no liability for any Legal Action based on or arising out of:  (a) the failure by Licensees to use a non-infringing version or release of the Products if made available by Vital Images, (b) the combination, operation or use of the Products with software, hardware or data not furnished or approved by Vital Images, if such Legal Action would have been avoided by use of the Products without such software, hardware or data, or (c) the use of any Products in a manner for which it was neither designed nor contemplated.

In the event that the Products are held or are believed by Vital Images to infringe, Vital Images shall, at its option and expense, terminate the Demonstration License to such Products.

This Article 3.4 states Licensees’ exclusive remedy, and Vital Images’ and its licensors’ entire liability, for any infringement claim related to the Products or their use.

ARTICLE 4:  LIMITATION OF REMEDIES

4.1                                 Delay.  VITAL IMAGES SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR ANY OTHER PERFORMANCE UNDER THIS EXHIBIT D.

4.2                                 Sole Remedies.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR VITAL IMAGES’ LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE OR PRODUCT LIABILITY) WITH RESPECT TO THE PRODUCTS COVERED BY THIS EXHIBIT D AND ALL OTHER PERFORMANCE BY VITAL IMAGES UNDER THIS EXHIBIT D SHALL BE LIMITED TO THE REMEDIES PROVIDED IN ARTICLE 3 OF THIS EXHIBIT D.

4.3                                 Damages Limitation.  VITAL IMAGES SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF VITAL IMAGES SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE, INCLUDING ANY LIABILITY FOR DAMAGES ARISING OUT OF OR RESULTING FROM THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE LOSS OR CORRUPTION OF LICENSEES’ OR ANY THIRD PARTY DATA.

ARTICLE 5:  RELATIONSHIP OF THIS EXHIBIT D AND THE MAIN BODY OF THE AGREEMENT

In all other respects, the main body of the Agreement shall prevail and shall apply to the Demonstration Licenses granted under this Exhibit D as well.  Specifically, and not in limitation of the foregoing, defined terms used in this Exhibit D, if not defined herein, shall have the meaning given them in the Agreement.

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT E

PRODUCT PRICE LIST

	Platform Configuration	Software License Pricing		Annual Software Maintenance Pricing
License	Required	U.S.	Non-U.S.	U.S.	Non-U.S.
Vitrea ® 2	Windows Platform
VScore™ option	Windows Platform
VScore with EKG Gate™ option	Windows Platform
VScore with AutoGate™ option	Windows Platform
3D Angiography Option	Windows Platform
CT Perfusion Option	Windows Platform
CT Colongraphy Option	Windows Platform
Automated Vessel Measurements Option	Windows Platform

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT F

PRODUCT COMMITMENTS

Toshiba and/or its Dealer Associates shall purchase from Vital Images during the twelve (12) month period ended September 30, 2002 the following Vitrea ® 2 Software License minimums:

YEAR 1

	Commitment		Cumulative Total
	U.S.	Non-U.S.	U.S.	Non-U.S.
QUARTER 4 Oct. 1, 2001 - Dec. 31, 2001

YEAR 2

	Commitment		Cumulative Total
	U.S.	Non-U.S.	U.S.	Non-U.S.
QUARTER 1 Jan. 1, 2002 - Mar. 31, 2002
QUARTER 2 April 1, 2002 - June 30, 2002
QUARTER 3 July 1, 2002 - Sept. 31, 2002

Any purchases made by Toshiba and/or its Dealer Associates pursuant to Sections 3.2 and 3.3 of this Agreement shall not be credited against the Commitment.

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT G

PRINCIPAL COUNTRIES

The European Union

U.S.A.

VITAL IMAGES, INC. AND TOSHIBA CORPORATION

MARKETING AND DISTRIBUTION AGREEMENT

EXHIBIT H

LIST OF VITAL IMAGES TRADEMARKS

Vitrea ®

VScore™

VScore with EKG Gate™

VScore with AutoGate™